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                                                                     Exhibit 5.1

                       THE GOODYEAR TIRE & RUBBER COMPANY

                             AKRON, OHIO 44316-0001

GENERAL COUNSEL

                                              June 25, 1997

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio  44316-0001

Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission by The Goodyear Tire & Rubber Company, an Ohio corporation (the "Company"), relating to 15,000,000 shares of the Common Stock, without par value, of the Company (the "Common Stock") which may be issued and sold from time to time upon the exercise of options or stock appreciation rights granted, or issued and delivered as restricted stock grants and awards, performance awards or in connection with other stock based grants and awards made, to employees of the Company and its subsidiaries from time to time pursuant to and in accordance with the 1997 Performance Incentive Plan of The Goodyear Tire & Rubber Company (the "Plan"). Each of the said 15,000,000 shares of the Common Stock will include (subject to the terms and conditions of the Rights Agreement, dated as of June 4, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent) one right to purchase one one-hundredth of a share of Series B Preferred Stock ("Series B Preferred") without par value, of the Company or, in certain circumstances, Common Stock, other securities, cash or assets (the "Rights").

         I am an attorney-at-law regularly employed as the General Counsel for the Company and I am also a Vice President of the Company. As the General Counsel of the Company, I am familiar with the Amended Articles of Incorporation and Code of Regulations of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company and of the shareholders of the Company relating to the adoption and approval of the Plan and to the issuance of up to 15,000,000 shares of Common Stock pursuant thereto. I have also examined, or caused to be examined, the Plan, the Rights Agreement, and such other corporate records, agreements, documents and other instruments, and I have made, or caused to be made, such investigations of law, as in my judgment are necessary or appropriate as a basis for the opinion expressed below.


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         Based upon the foregoing, I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

         2. The Plan has been duly adopted by the Board of Directors of the Company and ` approved by the shareholders of the Company.

         3. The 15,000,000 shares of the Common Stock to which the Registration Statement relates are duly authorized and have been reserved for issuance upon the exercise of options or stock appreciation rights granted, or as payment of or in connection with other grants and awards made, pursuant to the Plan.

         4. In the case of each of the 15,000,000 shares of the Common Stock which may from time to time be issued and delivered pursuant to and in accordance with the Plan, when said shares of the Common Stock shall have been duly issued and sold upon the exercise of stock options or stock appreciation rights duly granted pursuant to, and exercised in accordance with, the Plan, or issued and delivered as payment of, or otherwise in connection with, other grants and awards duly made pursuant to and in accordance with the Plan, each of the 15,000,000 shares of the Common Stock, when duly executed and delivered by the Company, will be legally and validly issued, fully paid and nonassessable.

         5. The issuance of one Right with each of the 15,000,000 shares of the Common Stock which may from time to time be issued pursuant to the Plan has been duly authorized by the Company and the Rights, when duly issued by the Company in accordance with the Rights Agreement with such shares of the Common Stock, will be legally and validly issued, and the issuance of the Series B Preferred upon the proper exercise of the Rights has been duly authorized by the Company and the Series B Preferred, when issued by the Company upon the proper exercise of the Rights, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to its use in connection therewith. This does not constitute a consent under Section 7 of the Act.

                                               Very truly yours,

                                               /s/ C T Harvie
                                               General Counsel

C T Harvie
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